EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Liberty Broadband Corporation:

We consent to the use of our reports dated February 3, 2020, with respect to the consolidated balance sheets of Liberty Broadband Corporation as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and  equity for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and incorporated by reference in the Form 10-K of GCI Liberty, Inc. dated February 26, 2019 and to the reference to our firm under the heading ‘Experts’ in the prospectus.

Our report dated February 3, 2020, on the consolidated financial statements, refers to a change in the method of accounting for leases at the Company’s equity method investee, Charter Communications, Inc.

/s/ KPMG LLP

Denver, Colorado

October 14, 2020